Exhibit 99.1

CONTENTS
CALL PARTICIPANTS	2
PRESENTATION	3
QUESTION AND ANSWER	7

PFSweb Inc. NasdaqCM:PFSW

FQ2 2014 Earnings Call Transcripts

Wednesday, August 13, 2014 3:00 PM GMT

S&P Capital IQ Estimates

	-FQ2 2014-			-FQ3 2014-	-FY 2014-	-FY 2015-
	CONSENSUS	ACTUAL	SURPRISE	CONSENSUS	CONSENSUS	CONSENSUS
EPS (GAAP)	(0.15)	(0.14)	—	(0.06)	(0.15)	0.17
Revenue (mm)	52.14	54.04	3.64	55.91	238.66	254.60

Currency: USD

Consensus as of May-08-2014 5:17 AM GMT

	- EPS (GAAP) -
	CONSENSUS	ACTUAL	SURPRISE
FQ2 2013	(0.16)	(0.07)	NM
FQ3 2013	(0.16)	(0.12)	NM
FQ4 2013	0.04	(0.03)	NM
FQ1 2014	(0.14)	(0.11)	NM

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PFSWEB INC. FQ2 2014 EARNINGS CALL AUG 13, 2014

Call Participants

EXECUTIVES

Michael C. Willoughby

Chief Executive Officer and Director

Thomas J. Madden

Chief Financial Officer, Chief Accounting Officer and Executive Vice President

ANALYSTS

George F. Sutton

Craig-Hallum Capital Group LLC, Research Division

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

R. Scott Tilghman

B. Riley Caris, Research Division

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PFSWEB INC. FQ2 2014 EARNINGS CALL AUG 13, 2014

Presentation

Operator

Good morning, everyone, and thank you for participating in today’s conference call to discuss PFSweb’s Financial Results for the Second Quarter Ended June 30, 2014. Joining us today are: PFSweb’s CEO, Mr. Mike Willoughby; and the company’s CFO, Mr. Tom Madden. Following their remarks, we’ll open the call for your questions. Before we go further, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call, other than historical facts, are forward-looking statements. The words anticipate, believe, estimate, expects, intend, will, guidance, confidence, targets, projects and other similar expressions typically are used to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and may involve and are subject to risks, uncertainties and other factors that may affect PFSweb’s business, financial condition and operating results, which include, but are not limited to, the risk factors and other qualifications contained in PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PFSweb with the Securities and Exchange Commission, to which our attention is directed. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements. During the call, we may also present certain non-GAAP financial measures such as EBITDA, adjusted EBITDA, non-GAAP net income, Service Fee Equivalent Revenue, merchandise sales, certain ratios that use these measures. In our press release with the financial tables issued earlier today, to which your attention is directed on our website at pfsweb.com, you can find our definition of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures and a discussion about why we think these non-GAAP measures are relevant. These financial measures are included for the benefit of investors, and should be considered in addition to, and not instead of, GAAP measures.

I would like to remind everyone that this call is being recorded, and will be available for replay through August 27, 2014, starting at 2:00 P.M. Eastern Standard Time this afternoon. A webcast replay will also be available via the link provided in today’s press release, as well as available on the company’s website at www.pfsweb.com. Any redistribution or retransmission or rebroadcast of this call in any way without the expressed written consent of PFSweb, Inc. is strictly prohibited.

Now I would like to turn the call over to the Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Please go ahead, sir.

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Anna, and good morning, everyone. As you saw before the open of the market today, we issued a press release announcing our financial results for the second quarter ended June 30, 2014. The increase in Service Fee Equivalent Revenue this quarter was an early indication of our projected return to year-over-year top line growth in our eCommerce business, as we begin to move past the difficult orderly comparison impact created by our previously announced client transitions. In fact, excluding the impact of these client transitions, Service Fee Equivalent Revenue increased 20% compared to the prior-year quarter. Our service fee revenue performance has been positively impacted by the incremental project revenue from existing clients and from new and expanded client relationships. New business from existing clients continues to be strong as we transition into the back half of the year. I believe that the vote of confidence we receive from our existing clients, as they expand their relationship with us, is the strongest visible indicator that we have effectively responded to the performance issues of the 2011 holiday, which influenced these prior large client relationships to complete their transition away from us. With regard to the second half of 2014, we look forward to completing the implementation work for the United States Mint later this quarter, as we launch their End2End solution, and as we then turn our attention fully to executing for all of our clients in another important holiday season.

Before I comment further, I’d like to turn the call over to Tom to discuss our financial results for the second quarter of 2014. And then following Tom’s remarks, I’ll return to discuss some additional highlights, provide a business development overview and then we will open the call for your questions. Tom?

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Thomas J. Madden

Chief Financial Officer, Chief Accounting Officer and Executive Vice President

Thanks, Mike, and good morning, everyone. As Mike indicated, I’ll spend some time providing additional color on the second quarter results reported earlier today, as well as our outlook for the remainder of 2014. Before doing so, I’d like to remind everyone, especially newcomers to the PFSweb story, that when we provide discussions about our financial results, we often discuss our Service Fee Equivalent Revenue performance. This non-GAAP metric is calculated by taking our service fee revenues, which is the primary business activity we perform, and adding the gross profit on our product revenue business so that both businesses can be measured on a similar service fee basis. Another item I want to remind everyone about is that as we set and communicated targets for our expected performance during calendar year 2014, it was anticipated that our Service Fee Equivalent Revenue and operating margins would decrease on a year-over-year basis during the first half of 2014, due to the impact of the previously announced client transitions. Then we anticipated an improvement on a year-over-year basis in the second half of the year when we anniversary the impact of these transitions and start experiencing the benefit of new and expanded client relationships, including the U.S. Mint rollout.

With that being said, I’d like to now go through our second quarter financial results. As expected, the impact of the 2013 client transition activity and the reduced product revenue activity continue to hinder our Service Fee Equivalent Revenue growth on a year-over-year — on a year-to-year comparison basis. However, even with the impact of these transitions, our second quarter of 2014 Service Fee Equivalent Revenue actually increased as compared to the comparable period in the prior year, increasing slightly by 2% to $28.5 million. Additionally, as Mike alluded to earlier, excluding the impact of the client transition, our Service Fee Equivalent Revenue was up 20% versus the prior year. As a substantial portion of this client transition activity was completed by the beginning of the third quarter of 2013, we are very pleased to have essentially anniversary-ed the primary impact of these transitions in our third quarter, and expect to have cleaner quarter-over-quarter comparisons on a go-forward basis.

Our service fee gross margin in the second quarter of 2014 was 30%. This gross margin performance was at the high end of our targeted gross margin range of 25% to 30%, and was positively impacted by certain incremental higher-margin project activity. The prior year gross margin of 33% also includes the benefit of certain project work, as well as certain incremental fees and profit associated with last year’s client transition-related activity.

SG&A expenses during the second quarter increased 5% to $11.5 million, compared to the 2013 second quarter. Excluding the impact of stock compensation and certain costs, primarily professional fees incurred applicable to our acquisition strategy, our SG&A was essentially flat on a year-over-year basis. Adjusted EBITDA in the second quarter of 2014 decreased to $1.7 million, which again was primarily attributable to the impact of the client transitions.

Now turning to the balance sheet. At June 30, 2014, cash and cash equivalents totaled $23.2 million, compared to $22.4 million at December 31, 2013. Total debt decreased to $10.2 million, compared to $11.1 million at the end of 2013. As such, our net cash to debt position was approximately $13 million positive, which is somewhat better than both the December 2013 year end point in time, as well as the March 2014 quarter. Our cash balance continues to be aided in part, from the timing of certain cash collections received by PFSweb from our clients’ customers that are then later remitted to our clients.

At this time, we are reiterating our previously announced target for 2014 Service Fee Equivalent Revenue to range between $127 million to $133 million, and adjusted EBITDA to range between $12 million to $14 million. Excluding the remaining impact of our client transitions from last year, the 2014 Service Fee Equivalent Revenue target reflects an estimated increase in fees generated from our current and projected new clients of more than 20% versus 2013, while our product revenue segment is expected to continue to decline annually by approximately 20%. Given the complexities surrounding the contract with our last remaining client in the product revenue segment, we plan to begin working with this client later this year to evaluate a possible modification and redesign of the contract, so that we can account for it on a service fee based business model, and we believe that, that will help simplify our GAAP financial results in the future.

We are also reiterating our margin guidance with gross margins in our service fee business expected to range between 25% to 30%, and product revenue gross margins to be approximately 6%. As noted earlier, we expect to complete our rebound from the primary impact of the client transitions in the third quarter of 2014, and we believe we will further benefit from the onset of new client contracts, including the United States Mint, which is still projected to go live late in the third quarter, though several weeks later than originally anticipated, based on the Mint’s revised scheduling. Based on our current projections of existing and new client activity, we expect to see strong year-over-year improvements as we complete the second half of 2014 and enter 2015.

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We continue to maintain our long-term target to grow Service Fee Equivalent Revenue at a rate of 20% or more. With the leverage we believe we can generate from our existing infrastructure and higher-margin services, we are targeting that this incremental revenue will result in an adjusted EBITDA contribution in the mid to high teens range as a percent of incremental service fee revenue. If successful, this would allow us to steadily improve our adjusted EBITDA performance as a percent of Service Fee Equivalent Revenue, from a level of approximately 9% in 2013 to a range of 12% to 14% as we look to the future.

This concludes my prepared remarks. Now I’ll turn the call back over to Mike for some further comments on the recently completed quarter, as well as an overview of the business development highlights and closing remarks. Mike?

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Tom. As I mentioned in my opening remarks, we were very pleased with the results of the second quarter, especially pleased with the strong performance from our current clients’ organic growth and from expanded relationships with our current clients and from incremental project revenue. I’d like to first, to talk about the activities with our current clients, and a great example of an expanded client relationship is the recent launch of a new eCommerce solution for Urban Decay, which is a L’Oreal brand. On our last call, we referred to the implementation of this program as the ninth brand from this major client relationship, and I’m very excited to share the name of this great brand with you, as we continue to expand our long-term relationship with L’Oreal. I’m also pleased to have this highly valued client’s vote of confidence, as we partner with them to grow their eCommerce business in the U.S. Another example of existing client expansion is the successful replatforming of a B2B website for an existing health and beauty client. This program is an innovative End2End B2B solution that utilizes the Demandware platform and our traditional B2B BPO services, providing a retail replenishment service for this brand’s small to medium-size retail customers. This new B2B program is an expansion of the Demandware based End2End Direct-to-Consumer program that we’ve operated for this brand since 2012. I’m excited for PFSweb to bring to market an innovative B2B solution built on the otherwise Direct-to-Consumer focused Demandware platform, and I believe this flexibility further reflects our differentiation as a true enterprise class technology services provider.

As indicated by our strong incremental project revenue performance in the second quarter, we continue to see a strong appetite from our existing clients for our website technology services. We are currently performing various technology and agency services for multiple discrete projects, for clients such as BCBG, Procter & Gamble and Roots, including redesigning their sites or adding additional functionality to grow their business and improve their overall shopping experience. In addition to these large redesign projects, we’re seeing an increase in smaller discrete projects for other existing clients that include new features and functionality on their Demandware-based eCommerce sites, such as enabling international shipping options and technology integrations to enable ship-from-store and other omni-channel functions. Our success in engaging with the existing clients on a variety of web development projects gives me confidence in our ability to compete on a standalone technology services engagement basis, with both current and new clients in the future. We also see growth in our agency services as we continue to build our portfolio of brands by leveraging our current client relationships. This past quarter, we completed 5 creative services engagements for some prominent brands, including Clairisonic, the United States Mint and 3 other great brands. We’re very excited to see this segment of our business grow, and I look forward to expanding our relationship with the existing clients and adding new agency-specific clients in the future.

Now moving onto some new client news, we’re pleased to announce the signing and ongoing implementation of a new eCommerce program for Canada Goose, which is an iconic Canadian extreme weather outerwear apparel brand. Under this agreement, we will provide end-to-end services for their eCommerce business in Canada. This solution is scheduled to go live during the third quarter of this year, after which time we believe we will have an opportunity to help them launch their eCommerce presence in new geographies. This client engagement is also noteworthy as it is our first win selling with Demandware as a solutions partner, rather than as an End2End partner. After winning the website build, based on a client direct relationship with Demandware, which is typical of the system integrator model, we then successfully cross-sold this client on our other agency BPO services, which effectively transformed this engagement into an End2End deal. I believe we will see more of this type of engagement in the future, and I’ll have more to say about our evolving relationship with Demandware in a few moments.

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Our project to replatform the current United States Mint program to our End2End solution is on schedule, and has now transitioned into the testing phase. We are now supporting the United States Mint with prelaunch production services in our fulfillment center, and with certain prelaunch marketing services in anticipation of the public unveiling of the new website towards the end of the third quarter. As a reminder, we currently expect this contract to initially contribute service fee revenue around $17 million to $20 million per year on a full run-rate basis. United States Mint contract should produce a more consistent revenue stream than many of our other direct-to-consumer brands as the United States Mint does not experience a significant volume surge during the Q4 holiday season, as with many of our other direct-to-consumer brands. We currently have a total of 77 client programs live around the world, with 30 of those operating as End2End programs. This net total takes into account several previously anticipated small client terminations, as we continue to disengage from underperforming client relationships and focus on higher performing, high potential opportunities. We also have 3 new eCommerce programs in implementation, including the United States Mint and Canada Goose, which are scheduled to go live over the next few months.

I do want you — to make you aware of a rare terminated client implementation. On our last call, I referred to 2 new eCommerce programs in implementation for a new fashion client, MODNIQUE. We also announced this relationship in a press release on April 29th of this year. Unfortunately, MODNIQUE was recently and unexpectedly taken into bankruptcy liquidation, and as a result, these projects have been canceled. We have taken a small writeoff in the June quarter relative to certain implementation activities for MODNIQUE. Even with the cancellation of the MODNIQUE project, our strong new business pipeline with existing clients, recent client wins and, of course, of the ramp of the United States Mint business positions us to strengthen our financial performance as we exit 2014 and look ahead into 2015. And, finally, with regard to our solutions, we will continue our strategic focus on targeting one or more acquisitions in the near term. We are focused on businesses that will enhance our agency and technology services and which will expand the number of eCommerce platforms we can support, enabling us to better compete for standalone professional service engagements. We also target technology services acquisitions as a way of enhancing our robust offshore capabilities and further reducing our overall cost, which will enhance our competitiveness. When combined with our existing Manila operations, this will allow us to be more competitive for standalone website development projects.

It’s worth noting that we have successfully qualified with our Demandware partner for standalone website development projects, and we are now in the top tier of their linked solution partner ecosystem as a strategic partner. And this is in addition to our status as a link End2End partner. Only Accenture and PFSweb are qualified for both the Demandware link End2End partner program and the link solutions partner program, as indicated on the Demandware’s website. I believe our new status with Demandware will drive a higher number of website development leads into our pipeline in the future, and potential acquisitions will further enable us to lead from other platforms, as well as enhance our competitiveness across all leading platforms. I also believe we have an opportunity to evolve our sales and marketing approach, to take advantage of these potential acquisitions as we sell standalone digital agency, standalone technology and standalone BPO service engagements, while at the same time maximizing our End2End opportunities as we optimize our sales cycle. We expect to commit additional resources to sales and marketing in the future, both to our inside and outside sales forces as we look to execute our acquisition strategy. I feel very good about the strong foundation of our current client portfolio, which will be augmented in the next few months by the important addition of the United States Mint, and I remain confident that the evolution of our solution will position us to build on the expected strength of an exciting 2015 performance, then extend that growth over the next 3 to 5 years, as we look to become an even more dominant player in the eCommerce services industry.

With those prepared comments, Tom and I would like to open up the call for question-and-answer session. Anna ?

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Question and Answer

Operator

[Operator Instructions] And our first question will come from Mark Argento with Lake Street Capital Markets.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Kind of digging in a little bit on some of the new implementations, in particular the Mint. Sounds like that’s going to launch a little bit later than originally anticipated. Any thought — does that impact, materially impact your thoughts around initial revenue as we get closer to the holidays, or should it be relatively inconsequential? I don’t know how holiday-centric the Mint business is.

Michael C. Willoughby

Chief Executive Officer and Director

So I think as we indicated, the U.S. Mint business is not expected to have the same kind of seasonal volatility that a lot of our direct-to-consumer relationships show. And so we would expect that $17 million to $20 million of service fee revenue to be spread fairly evenly across a full year. And so I think in the past, we’ve indicated that we expected to see a full Q4 benefit from that relationship, and we still expect to see that with the late Q3 launch of the business. As you pointed out, it is a little bit later than we initially expected. At the front of the engagement, we had targeted a go live in early September, and now the go live is towards the back end of the month, with the public launch probably even on October 1. That being said, the decision to move the date or to solidify the date at the back half of Q3 is based on the Mint’s timing, and doesn’t have any indication of any issues on our side with the implementation. So we’re very confident in the process so far, and early results are indicating a very successful launch. I’ll let Tom talk about what we expect as far as, kind of revenue in the back half of the year, not including Q4. Tom?

Thomas J. Madden

Chief Financial Officer, Chief Accounting Officer and Executive Vice President

Yes, so yes, with a few weeks’ delay in the U.S. Mint activity, does it — slightly impact Q3 projections, but that’s been accounted for as we take a look at the projections for the whole calendar year, with regards to the guidance that we provided in the call. So we’ve kind of taken that into account.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Sure, and then, remind me how — I assume you guys made a decent investment, in terms of the facilities, and some of the other things as you get ready to launch. Do you guys — remind me, do you guys capitalize any of that? Or how much of that has been borne in the income statement at this point? And just remind us of the accounting for the on-boarding expenses.

Thomas J. Madden

Chief Financial Officer, Chief Accounting Officer and Executive Vice President

Yes, so for most of the activity up to this point, there’s not been much recognition in the P&L through the end of June. You’ll — we will start seeing some activity in the September quarter, applicable to certain components of the build and the initial efforts to bring products into the warehouse and get the call-center team up and running. So you’ll see some of that activity as we begin in the Q3 timeframe. There are certain aspects of the implementation that do get capitalized, and amortized over the life of the contract. Those are ones that are really tied more to our IT integration effort and items that really support the contract over the full life of — term of the contract. So they’re — kind of a combination of items that some will be recognized beginning in Q3, others will be accounted for as a deferred revenue and deferred cost on our balance sheet and recognized over the life of the contract.

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Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Then I got you. And most of those kind of startup expenses, do they manifest themselves as cost of goods initially, or is that something that you see in the OpEx line?

Thomas J. Madden

Chief Financial Officer, Chief Accounting Officer and Executive Vice President

Mark, it’s usually cost — in the cost of goods.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Got you, all right. Okay, all right. And then, Tom, you had mentioned that, yes, the way that you’re starting to pitch the business, or Mike, I should say, the way you’re pitching the business with Demandware has changed a little bit from, I don’t know what the previous term was, but you called it more of a solutions provider approach. Maybe you could talk — maybe help us think about that a little bit more, better understand, kind of the old approach versus the new approach, if you would.

Michael C. Willoughby

Chief Executive Officer and Director

Sure, and thanks for the question. I think it’s important to understand the difference, and what we’ve done is, we’ve added a new type of engagement to our portfolio. If you look at Demandware’s ecosystem, they essentially have 2 types of partners that they recognize. One type is End2End partners, who are able to support clients with a broad variety of services, in our case, including fulfillment, customer care, financial payment processing, order management services, agency services, as well as the technology build and the reselling of the platform. And the reselling of the platform is the important consideration there, in that all End2End providers are essentially able to contract both the platform, as well as these other services in a single contract. For many clients, that’s their preferred type of engagement. They want to engage with one party, and receive all the services from that party and have that one throat to choke kind of model. And we do not expect to see that model be discontinued. We expect to continue to see a pipeline of opportunity where clients are determining what they want to engage that way. But we also have started to see an increase over the past 12 to 18 months of opportunities where the client preferred to have a direct relationship with Demandware, and to contract directly with Demandware, but still wanted to receive the rest of those services from a single provider. And we’ve found it difficult to engage with clients that had that preference starting out from that End2End position, and we believe that we were losing some market share to pure play system integrators that were working under the other Demandware model. The other Demandware model is called their LINK Solution Partner model, and this, if you look at their website, consists of many different system integrators that are certified on the platform, with the ability to simply develop a website on top of the platform. So we engaged with Demandware to become certified as essentially a system integrator. We moved into their top tier as a strategic provider alongside folks like Accenture and Sapient in that grouping. And now we can engage with Demandware, where the client has said they want to integrate, or they want to contract directly Demandware, and like the Canada Goose example, have the ability to just engage on the website build and win that part of the business, and then engage with the client to build their website on top of the Demandware platform. And in some cases, that may be the extent of the project, just like any other system integrator, and the opportunity we would have after the launch would be to enter into a support engagement around just the platform. That’s what we would refer to as the stand-alone technology services engagement. But like with Canada Goose, I do believe that there will be an opportunity both after winning the technology services engagement, as well as even potentially after beginning the website development build or after launch to cross sell that — those clients on our additional services, particularly the digital agency services which I think are really nice tuck-in with the technology services website build types — type engagement. And I think Canada Goose is a very interesting prototype where we engaged with Demandware to win the website build. As Canada Goose became aware of our broader set of services, and how we can engage on the End2End basis, we were able to sort of cross-sell them and transform that into an End2End engagement. And I think that, that may be a pattern that we’ll see going forward as we engage in Demandware in these — both of these type ways.

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Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Okay, and that’s helpful. So effectively, you can go in as an ala carte provider, and then cross sell some of the other services, versus just the whole End2End solution?

Michael C. Willoughby

Chief Executive Officer and Director

Exactly, we’re not forced into simply being an End2End model with Demandware. We now have the ability to pivot between those 2 models effectively.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Okay, last question for me, in terms of acquisitions, I know you talked about — you guys are obviously looking at different ways to grow the business above the organic client growth and services growth that you’re seeing. And updates on the acquisition side, and thoughts about front end, back end, sounds like you focusing a little bit more on the front of the house right now. What — anything new there?

Michael C. Willoughby

Chief Executive Officer and Director

Well, I think you’re exactly right there, our focus is on building the professional services side of the business where we believe we have an opportunity to accelerate growth. I think there’s a couple of opportunities in the technology services area. The most obvious is, we have been, over the past 4 or 5 years, really dedicated to only the Demandware platform as far as our ability to build websites and deploy websites on a platform. And we think now is a good time to start to diversify and add additional platform practices to our portfolio, which should increase the End2End opportunities we see, where a client may want an End2End engagement but prefer a different platform than Demandware, and so we think that it would boost our opportunities in our traditional End2End pipeline. But we also believe it will open up a whole new target market to us, which is system integrator type opportunities on other platforms, such as ATG or IBM WebSphere or Hybris, as an example. And then those opportunities will then, as with the Canada Goose sort of example, potentially lead to cross-sell opportunities with our other agency and BPO services. So that’s kind of the first priority, and that’s been our focus. And as we indicated in the prepared remarks, we believe that we’re in position to do that over the nearer term rather than long-term. The other opportunity, I think, that we have, as we indicated in our prepared remarks, is most — all of these potential acquisitions we’re evaluating have robust offshore capabilities which, when combined with our existing Manila operation, will further improve the cost basis of those technology services and make us even more competitive and we think, as we compete with the pure play system integrators like Sapient, as an example, it’s important that we have the right balance between onshore and offshore technical resources. And so that’s another opportunity. And then, finally, and I think over the long-term, maybe even most importantly, I think we have an opportunity to accelerate growth and improve our take rate on the digital agency side, and while we’ve had some exciting creative engagements over the past 4 to 6 months as I indicated with those 5 that I mentioned, we believe we have an opportunity to do even more. We think that, in order to do more, and not be reliant on current client relationships that we need to add a true digital agency to our family of businesses. And in that — and with that, have the ability to compete for those stand-alone agency engagements. And we’re excited about that because, that’s the early part of the customer engagement, the decisions made about redesigning the website and strategically, how to position the website are the earliest decisions, sometimes may even be before a technology provider is selected and certainly before a BPO partner may be selected, and being able to engage early in the sales cycle, influence those key decisions and win those stand-alone engagements we think is key to, once again, optimizing our sales cycle and increasing our take rate.

Operator

We’ll now move to George Sutton with Craig-Hallum.

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PFSWEB INC. FQ2 2014 EARNINGS CALL AUG 13, 2014

George F. Sutton

Craig-Hallum Capital Group LLC, Research Division

Just a quick follow-up on the discussion on the Demandware side, I know one of the challenges has been when you’re going after middle-market opportunities, Demandware may not be the right solution for some of those types of opportunities, and you’ve been looking at other options. Could you update us on that part of the process?

Michael C. Willoughby

Chief Executive Officer and Director

Sure, I think that, you point out a phenomenon that we touched on in the past. I think even if you listen to Demandware’s comments, they are very clearly pivoting towards the upper end of the market. I don’t blame them for that, and they’re positioned very nicely as a top-tier platform. But it does leave, I think, opportunity in the small to midsize part of the market that is — that’s not met by the platform. I think that’s part of the reason for a diversification strategy on our part. Some of the platforms that I mentioned, particularly Hybris or Magento, for instance, are better suited for the small- to mid-market opportunities. We would be in a position as we add platforms to engage with clients on the website build and the agency services and then evaluate whether those opportunities are cost effective for us on our — the BPO side. To be honest, we have some of the same considerations as Demandware, with regard to the BPO side of the business, where we do prefer larger engagements that really leverage the infrastructure part of our business. But I don’t think we’d be near as sensitive to that with the professional services side, where a website build project and a set of agency services could be very lucrative and important on a standalone basis, even if we felt like potentially the fulfillment of customer care may not work for us. And so this a la carte ability to engage, I think, gives us an opportunity to be a lot more surgical about how we address our target market. So it’s a great point, George, I think it just gives us a lot of flexibility in how we respond to the opportunities that are coming our way, rather than feeling like we kind of have one tool in the toolbox, which is a enterprise scale End2End tool. And sometimes when you have one tool in the toolbox, then everything starts to look like — if it’s a hammer, everything starts to look like a nail, and you don’t want to be stuck in that kind of inflexible situation.

George F. Sutton

Craig-Hallum Capital Group LLC, Research Division

Relative to 3 different topics that I don’t think were really addressed on the call, TJ Maxx, if you could just give us an update on how that’s progressing? And I know you’ve been hoping to add additional brands. The transcosmos opportunity set, if you could just give us a quick update there. And then also, Ricoh, I believe, you were hoping to have some negotiations during the summer and as I unfortunately start to see leaves fall, I recognize that the timing should be up for the Ricoh negotiation.

Michael C. Willoughby

Chief Executive Officer and Director

Sure, thanks for those questions. We have tried to, in our prepared remarks, really just touch on kind of new client news, instead of going back and rehashing other existing client relationships. So I think any interest that you guys have with current client relationships needs to come up in the Q&A just like you just did. With TJX, I’ll point to their public comments. They continue to be very satisfied with the rollout of the TJ Maxx brand, and they’re happy with the growth that they’ve experienced so far, and they feel like it’s on track. We’re actually a little bit — we would have expected, I think a higher growth rate, just based on the size of the brand and the market opportunities we think that they have, and it really just reflects their conservative nature and their interest in not having any possibility for a stumble. It’ll be interesting to see, as we go into the holiday, what their inventory planning looks like, and how they set themselves up for this holiday season. It’s a little early for us to sort of have a gauge on that. Perhaps we’ll be in position to comment a little bit more in November, along with the rest of our clients’ holiday plans. We do have the ability to onboard additional brands within our contract, and we’ve called out in the past, HomeGoods and Marshalls as being 2 obvious examples within the TJX portfolio. They have not made any public comment about the timing of adding those additional brands. They have indicated that, that’s in their future roadmap and we are their future roadmap within the current contract. So I can’t give any kind of indication of the timing. Just because we don’t have any indication of the timing, we’re just in a position to support them once they make a decision. And I do believe that they’re largely using the TJ Maxx brand to fully test the waters before they conservatively pull the trigger on additional brands. With regard to transcosmos, we continue to work, I think, effectively with them. We, as we had indicated on prior conference calls, many of the

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opportunities we saw early on were pretty small opportunities. Similar to the airweave deal that we announced earlier this year, which continues to be a small opportunity for us. I think we have a limited ability to engage on those small opportunities with an End2End model, but we have a better opportunity to engage on those small to midsized opportunities once we evolve the model to include other platforms and additional professional services. So that may be moving out a little bit slower than we anticipated, as we kind of catch up to the nature of the opportunities, as we evolve the business model, and as we complete some of these acquisitions that we’re targeting, we probably would have more to say about how that affects our ability to engage with transcosmos on the small opportunities coming onto our U.S. and European pipeline. We have substantially completed the work to deploy our technology solution into China, and that’s in conjunction with their call center operation and their fulfillment network that they already have in China. So we are now moving into the cycle of actively marketing that solution to our current clients and to prospective clients. It would be, at this point, a 2015 launch, for sure, that leverages that solution, just given the timing that we have. But the solution is now at the point where we’re ready to sell new clients and begin to onboard new clients. And so, once again we expect to have more to say about progress on the, what we call project-Pacific pipeline in the coming quarters. But I would say that the TCI relationship is largely going on as expected, and we’re looking forward to having these additional professional services opportunities to engage on the smaller deals. I’ll let Tom comment on the — where we’re at with the Ricoh relationship.

Thomas J. Madden

Chief Financial Officer, Chief Accounting Officer and Executive Vice President

Okay. So George, we’re still in the midst of summer here, and we’ve got 100-degree days here, so we don’t see any leaves falling yet. But we — as we indicated previously, our objective is to begin working with Ricoh as we close out this — our current contract engagement with them, which goes through the end of December of this year. So we expect to be having conversations with them over the next month or 2 as we begin to explore potential modifications to the contract to allow us to hopefully migrate this relationship into a service fee situation as we go forward. So we should be able to give you a better update in conjunction with the November call, in regards to our progress there.

George F. Sutton

Craig-Hallum Capital Group LLC, Research Division

Okay, perfect, if I could sneak one more in. I’m encouraged by the commentary that you’re planning on increasing your sales and marketing, your “additional resources.” Can you just give us a little bit more of a picture, and what you’re planning there?

Michael C. Willoughby

Chief Executive Officer and Director

Sure, I think as we look at the diversification of opportunities that we’re seeing, particularly in the professional services area, I think there’s an opportunity to evolve our sales and marketing approach to engage in those and increase our take rate. Part of that evolution will naturally come with the acquisitions that we plan to do in that, these companies already have an existing sales approach, and in many cases, a sales staff that’s actively engaged in selling professional services engagements. And so we’ll naturally be able to add to our DNA in that area, with their talent, and with the staff that they already have. So part of that will come from that, we’ll naturally pick up some great sales people, and a pipeline of opportunity with these acquisitions. But I also believe as we look at a more diverse target market, that we have an opportunity to take a fresh look at how we go-to-market and take even more control over our sales cycle. And where in the past, we relied pretty heavily on lead generation activities, in conjunction with or even from Demandware, I think we have an opportunity to take control of our message, and move out more proactively, with a larger field sales force and a larger inside sales force that is selling both professional service engagements and End2End opportunities across a broader set of platforms. And I think that we’ll increase the size of our target market, and I think that we’ll win more deals by taking control of the sales cycle. So I think over the next few quarters, you’ll hear us give updates on what we’re doing with our sales and marketing efforts, as we increase our sales staff, both through the acquisitions and through new hires. We also would be looking to add sales leadership, to make sure that we’re organizing effectively, in that we take this to market effectively. And so, more updates to come, but it’s definitely a focus area as we look at new opportunities that are coming in as we evolve this model.

Operator

[Operator Instructions] We’ll know move to Scott Tilghman with B. Riley.

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R. Scott Tilghman

B. Riley Caris, Research Division

A lot of my questions have been answered, but I still have a few left for you. First off, on gross margins, the target goal of 25% to 30%, obviously you’ve been around that 30% level for several quarters in a row now. And it seems like with a growing base of programs, you’d have more benefits from add-on or onetime projects. Do you think maybe the low end of that, that target range, needs to be brought up some?

Thomas J. Madden

Chief Financial Officer, Chief Accounting Officer and Executive Vice President

I think that as we continue to expand on our technology and agency service offerings, especially as we complement what we have today with some of the acquisitions, that our objective is to move that, especially the low end up from that 25% level. There is still a piece of the business, the BPO piece that is, depending on the service offering that is done in a lower margin than those professional services activities, so we always have to complement the two, and make sure we’ve got the right mix in place. But I do believe that as we grow the business, that there will be higher focus on these higher-margin professional services activities, and that should hopefully, we’d be able to target moving that gross margin performance up by — from that 25%. At least moving the lower end of that 25% range up to something higher.

R. Scott Tilghman

B. Riley Caris, Research Division

Great. A second thing I wanted to ask about, this is more of a clarification. Mike, you mentioned 3 total new programs, and I, as I understand, 3 have been announced. Is that right, or were there some that have not been formally announced yet?

Michael C. Willoughby

Chief Executive Officer and Director

Of the 3 new client implementations that are in progress, think I referred to 2 that have been announced, the U.S. Mint deal and Canada Goose. The third, we haven’t announced the name of that one. And that’s in addition to the current client engagements that I mentioned earlier in the script. We’re really excited about the current client business and that’s frankly, where a lot of our opportunity is right now, in our implementation work is with current client engagements as we expand relationships and do projects for them. And obviously the U.S. Mint implementation is just an enormous project for us, and it’s taking up a lot of bandwidth, which is a good thing. I would expect as we launch the U.S. business and go into a prelaunch support mode with them, we would expect to see an uptick in the number of new client implementations just as we re-up resources to begin to work on other large End2End deals.

R. Scott Tilghman

B. Riley Caris, Research Division

Okay, that’s helpful, I missed the word new, because I was thinking, Urban Decay might be included in that figure. Looking ahead to 2015, with the new programs launching and set to be launched, the work in China, do you think you can get the Service Fee Equivalent Revenue growth north of 20%?

Thomas J. Madden

Chief Financial Officer, Chief Accounting Officer and Executive Vice President

This is Tom. So I don’t want to give any initial guidance for 2015 at this point. I think in our prepared comments, we identified that we have a target for Service Fee Equivalent Revenue growth on a long-term basis at 20% or more. So, obviously, the U.S. Mint contract being in place for a full year next year, as opposed to just a quarter of this year, helps fuel some good, strong growth, just with that contract alone, and with the other opportunities. We are excited about what 2015 holds for us, but we haven’t provided guidance yet, necessarily on that yet.

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PFSWEB INC. FQ2 2014 EARNINGS CALL AUG 13, 2014

R. Scott Tilghman

B. Riley Caris, Research Division

I still figured I’d try to ask. Last thing I wanted to ask you about is acquisition criteria. You’ve talked about what you’re looking for in terms of capabilities, but haven’t talked about some of the specific parameters, specifically, are you willing to take something that’s dilutive in the near-term? Do want management to come over? Do you have any revenue targets, et cetera. Any color you can provide there would be helpful.

Thomas J. Madden

Chief Financial Officer, Chief Accounting Officer and Executive Vice President

Okay, so from a financial standpoint, we are looking for these acquisition opportunities to be at least neutral, and hopefully accretive in their — in the short-term to us. And we believe that as we’ve looked at potential candidates for this that we’ll be able to achieve that objective, so that is important for us. We don’t want to take away from what we’ve — have been building, but instead we want to make sure that it positively contributes to our overall financial results as we look at these. So that’s the key thing. The size of the deals are dependent. There are a number of quality firms out there that will have different size of professional staff and different capabilities. Most of these are private organizations that would generally range in size from $6 million to $7 million in revenue, to $25 million in revenue, in terms of total annual revenue contribution. So it’s kind of dependent on the components of their business.

Michael C. Willoughby

Chief Executive Officer and Director

So as far as the question you asked about management coming over, as we evaluate these opportunities, since the initial targets are all professional services companies, than the talent that we’re acquiring is one of the key components and key evaluation criteria for us. So it’s very important that we, in most cases, bring all of the management team over, as well as all of the professional talent, and combine that with our current capabilities, particularly as we’re looking at system integrators that have additional platform practices, but we don’t have that platform practice at all today. And so we’ll be structuring those deals to include earn-outs that incent key management to stay involved over the longer term. We’ll certainly be looking to bring their staff on in a way that will not only continue the leadership that they’ve had in their smaller, private company setting, but give them even additional opportunities to grow the business at a higher rate than they would have been able to do on a standalone basis, and crack open some synergy opportunities as we do that. So I think talent is a key part of it, and adding that talent, a key objective of ours.

Operator

At this time, that concludes our question-and-answer session. I would now like to turn the call back over to Mr. Willoughby for closing remarks.

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Anna. And I’d like to thank everyone that attended the call today. Maybe it goes without saying, but we’re incredibly excited with the positive developments in our business, and I’m personally looking forward to being back with you in November after a successful United States Mint launch. We’ve enjoyed talking about it as a future event now for almost a year. I’m even more excited to be able to talk about it as a past event, and to be able to celebrate the launch with you. I didn’t mention this fact, but the U.S. Mint has actually previewed the coming site. If you go to the USMint.gov website, on their home page they actually have a little banner that goes to YouTube, and talks about the upcoming launch, so they’re already celebrating this is an upcoming event, and we’re looking forward to it as well, and we’re also looking forward to another thrilling holiday season, and we’ll certainly have more to say about that in November. So look forward to seeing you then. Thank you.

Operator Ladies and gentlemen, this concludes today’s teleconference. You may now disconnect your lines at this time. Thank you for your participation.

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